Exhibit 99.3

Venus Concept Ltd.

255 Consumers Rd., Suite 100

Toronto, ON-M2J1R4

Consent to Reference in Proxy Statement/Prospectus

Restoration Robotics, Inc. (“Registration Robotics”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of Restoration Robotics.

Sincerely,

/s/ Garheng Kong
Name: Garheng Kong